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               [Letterhead of Shatswell, MacLeod & Company, P.C.]

                                                                     Exhibit 8.2

                                        March 21, 2002
Board of Directors
Enfield Federal Savings and
    Loan Association
660 Enfield Street, P.O. Box 1279
Enfield, Connecticut  06083-1279

Ladies and Gentlemen:

This letter constitutes our opinion as to certain Connecticut Corporation Business Tax, Delaware Corporate Income Tax, and Connecticut Personal Income Tax consequences to Enfield Federal Savings and Loan Association (the "Saving Association"), New England Bancshares, Inc. (the Holding Company), and Members (Eligible Account Holders or Supplemental Eligible Account Holders) of the Savings Association, resulting from the proposed conversion and reorganization of the Savings Association from a federally-chartered mutual savings bank to a federally-chartered mutual holding company, under the name Enfield Mutual Holding Company (MHC), the formation of the Holding Company as a federal corporation and the formation of a federal stock savings association which will retain the name of Enfield Federal Savings and Loan Association (the Stock Savings Association). The Holding Company will be a majority-owned subsidiary of MHC at all times and the Stock Savings Association will be a wholly owned subsidiary of the Holding Company. The Holding Company intends to offer for sale up to 49.9% of its common stock in a stock offering. The opinion contained herein is rendered only with respect to the holdings set forth herein under the heading OPINION and we express no opinion with respect to any other legal, federal, state or local tax aspect of these transactions.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF REORGANIZATION AND STOCK ISSUANCE dated November 13, 2001, as well as the facts and representations which are provided below under the headings "STATEMENT OF FACTS" and "REPRESENTATIONS" and the federal income tax opinion of Muldoon Murphy & Faucette LLP. If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

                               STATEMENT OF FACTS

Enfield Federal Savings and Loan Association, a federally-chartered mutual savings bank organized and operated in the State of Connecticut, desires to convert to a federally-chartered mutual holding company (MHC), organize a federally-chartered holding company (the Holding Company) and organize a federally-chartered stock savings and loan association (the Stock Savings Association).

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        Organization of the Holding Companies and the Savings Association

The Reorganization will be effected as follows: (i) the Savings Association will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim One"); (ii) Interim One will organize a stock corporation as a wholly owned subsidiary ("Holding Company"); (iii) Interim One will organize an interim federal stock savings association as a wholly owned subsidiary ("Interim Two");
(iv) the Savings Association will convert its charter to a federal stock savings association charter to become the Stock Savings Association and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) sequentially with step (iv), Interim Two will merge with and into Stock Savings Association with Stock Savings Association as the resulting institution;
(vi) 100% of the issued Common Stock of the Stock Savings Association will be transferred to the MHC in exchange for membership interests in the Savings Association, in its mutual form, which are conveyed to the MHC; and (vii) the MHC will transfer 100% of the issued Common Stock of the Stock Savings Association to the Holding Company in a capital distribution.

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49.9% the pro forma market value of the Holding Company and the Savings Association. Upon the consummation of the Reorganization, the legal existence of the Savings Association will not terminate, but the MHC will be a continuation of the Savings Association. All assets, rights, obligations and liabilities of whatever nature of the Savings Association that are not expressly retained by the MHC shall be transferred to the Stock Savings Association as part of the Reorganization. All property of the Savings Association (not expressly retained by the MHC), including its right, title and interest in all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Savings Association, or which would inure to the Savings Association immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the MHC and will then be transferred to the Stock Savings Association. The Stock Savings Association will have, hold and enjoy the same in its right and to the same extent as the same was possessed, held and enjoyed by the Savings Association. The Stock Savings Association will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of the Savings Association and will maintain its headquarters and operations at the Savings Association's present locations.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the OTS regulations) of the Savings Association that are not expressly retained by the MHC shall become the assets and liabilities of the Stock Savings Association, which will

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thereupon become an operating savings association subsidiary of the Holding
Company and of the MHC. The Savings Association will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Savings Association may distribute additional capital to the Holding Company following the Reorganization, subject to the OTS regulations governing capital distributions.

                    Effect on Deposit Accounts and Borrowing

Each deposit account in the Savings Association on the Effective Date will remain a deposit account in the Stock Savings Association in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as each deposit account existed in the Savings Association immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Savings Association shall retain the same status with the Stock Savings Association after the Reorganization as they had with the Savings Association immediately prior to the Reorganization.

                             The Savings Association

Upon completion of the Reorganization, the Stock Savings Association will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings associations under federal law. The Reorganization will not result in any reduction of the amount of retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Savings Association on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Savings Association will be the members of the existing Board of Directors of the Savings Association. The Stock Savings Association will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and, initially, the persons who purchase Common Stock in the Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

                               The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be appointed by the Savings Association. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company's directors annually.

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The Holding Company will have the power to issue shares of Common Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

                           The Mutual Holding Company

As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC. Persons who have membership rights with respect to the Savings Association under its existing Charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after Reorganization so long as such persons remain depositors or borrowers, as the case may be, of the Stock Savings Association after the Reorganization. In addition, all persons who become depositors of the Stock Savings Association following the Reorganization will have membership rights with respect to the MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization. The rights and powers of the MHC will be defined by the MHC's charter and bylaws and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

The initial members of the Board of Directors of the MHC will be the existing Board of Directors of the Savings Association. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Members of the Savings Association and all persons who become depositors of the Stock Savings Association after the Reorganization.

The plan of reorganization provides that nontransferable subscription rights to purchase the common stock of the Holding Company will be granted, in order of priority: (i) to each of the Saving Association's Eligible Account Holders (depositors whose savings accounts in the Savings Association totaled $50 or more on October 31, 2000), (ii) to the Savings Association's tax qualified employee stock benefit plans, consisting of the Employee Stock Ownership Plan
(ESOP) which may subscribe for up to 10% of the common stock issued in connection with the reorganization, (iii) to each of the Savings Association's Supplemental Eligible Account Holders (depositors whose savings accounts in the Savings Association totaled $50 or more on the last day of the calendar quarter preceeding the Office of Thrift Supervision's approval of the Plan of Reorganization), (iv) any person who is a depositor or borrower that is entitled under the Charter of the Savings Association to vote on matters of the Savings association and are not Eligible Account Holders or Supplemental Eligible Account Holders to subscribe up to $75,000. The Holding Company may offer its shares of common stock unsubscribed for in the above subscription offering for sale in a community offering or, if

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necessary, in a syndicated community offering, to members of the general public in a manner that will achieve the widest distribution of the common stock subject to the right of the Savings Association and Holding Company to accept or reject in whole or in part all subscriptions in a syndicated community offering.


                                 REPRESENTATIONS

We are relying on the following representations in rendering the opinions contained herein. It is understood that we have not independently verified the accuracy of any of these representations:

(1) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the converted Savings Association to be constructively received under the PLAN OF CONVERSION will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Savings Association) deemed to be surrendered in exchange therefor.

(2) If an individual's total deposits in the Savings Association equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account.

(3) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Savings Association will own all of the outstanding interests in the liquidation account of MHC and will own such interest solely by reason of their ownership of deposits in the Savings Association immediately before the Conversion.

(4) After the Conversion and reorganization, the Stock Savings Association will continue the business of the Savings Association in the same manner as prior to the conversion and reorganization. The Stock Savings Association has no plan or intention and MHC and the Holding Company have no plan or intention to cause the Stock Savings Association to sell its assets other than in the ordinary course of business.

(5) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Stock Savings Association after reorganization.

(6) MHC, the Holding Company and the Stock Savings Association have no current plan or intention to redeem or otherwise acquire any of the common stock issued in the reorganization transaction.

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(7)   Immediately after the conversion and reorganization, the assets and liabilities of the Stock Savings Association will be identical to the assets and liabilities of the Savings Association immediately prior to the conversion and reorganization, plus the net proceeds from the sale of the Stock Savings Association common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Holding Company common stock by the Employee Plans.

(8) MHC, the Holding Company and the Stock Savings Association are corporations within the meaning of section 7701(a)(3) of the Internal Revenue Code (the Code.).

(9) None of the shares of the Holding Company common stock to be purchased by the depositor-employees of the Savings Association in the Conversion and reorganization will be issued or acquired at a discount.

(10) The fair market value of the assets of the Savings Association, which will be transferred to the Stock Savings Association in the conversion and reorganization, will equal or exceed the sum of the liabilities of the Savings Association which will be assumed by the Stock Savings Association and any liabilities to which the transferred assets are subject.

(11) The Savings Association is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

(12) Upon the completion of the conversion and reorganization, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Stock Savings Association and no other shares of capital stock of the Stock Savings Association will be issued and/or outstanding. At the time of the conversion and reorganization, the Stock Savings Association does not have any plan or intention to issue additional shares of its stock following the transaction. No shares of preferred stock of the Stock Savings Association are issued and/or outstanding.

(13) Upon the completion of the conversion and reorganization, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Stock Savings Association, nor will there be any securities outstanding which are convertible into the capital stock of the converted Bank.

(14) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of a) nontransferable subscription rights, or (b) an interest in the liquidation account of MHC.

(15) The Savings Association has maintained a reserve for bad debts in accordance with sections 593 and 585 of the Internal Revenue Code and, following the conversion and reorganization, to the extent allowed under the Internal Revenue Code, the Stock

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         Savings Association shall maintain a reserve for bad debts in accordance with the applicable provisions of the Internal Revenue Code.

(16) Depositors will pay the expense of the conversion and reorganization which are solely applicable to them, if any. MHC, the Holding Company and the Savings Association will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

(17) The exercise price of the subscription rights received by the Savings Association's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company common stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the conversion as determined by an independent appraisal.

(18) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Savings Association arise solely by virtue of the fact that they are account holders in the savings association.

(19) There is no plan or intention for the Stock Savings Association to be liquidated or merged with another bank or corporation following this proposed transaction.

(20) The liabilities of the Savings Association assumed by the Stock Savings Association plus the liabilities, if any, to which the transferred assets are subject were incurred by the Savings Association in the ordinary course of its business and are associated with the assets transferred.

(21) External legal counsel, Muldoon Murphy & Faucette LLP, has expressed the opinion that for federal income tax purposes no gain or loss will be recognized as a result of the proposed conversion by either the Savings Association, MHC or the Holding Company, and that the proposed conversion of the Savings Association from a federally-chartered mutual savings bank to a federally-chartered stock savings bank qualifies as a tax-free reorganization for federal income tax purposes pursuant to
         Section 368(a)(1)(F) of the Internal Revenue Code.

(22) External legal counsel, Muldoon Murphy & Faucette LLP, has expressed the opinion that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association upon their constructive receipt of shares of Stock Saving Association common stock, pursuant to the conversion, solely in exchange for their interest (i.e., liquidation and voting rights) in Savings Association; and no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association upon the issuance to them of deposits in Stock Savings Association in the same dollar amount and upon the same terms as their deposits in Savings Association.


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(23)  External legal counsel, Muldoon Murphy & Faucette LLP, has also expressed the opinion that for federal income tax purposes:

      (a) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association upon the constructive transfer to MHC of the shares of Stock Savings Association common stock they constructively receive in the conversion in exchange for mutual interest (i.e. liquidation and voting rights) in MHC; and,

      (b) MHC will recognize no gain or loss upon the receipt from the shareholders of Stock Savings Association of shares of Stock Savings Association common stock in exchange for the interest in MHC.

      (c) The Holding Company will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Savings Association from MHC; and,

      (d) MHC will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Savings Association to The Holding Company.

(24) No gain or loss will be recognized by the Savings Association under generally accepted accounting principles (GAAP) as a result of the Conversion and the purchase accounting method will not be used by the Bank to account for the transaction in accordance with GAAP.

(25) The Holding Company is a federally chartered corporation, organized at the direction of the Savings Association to become a savings and loan holding company and own all of the Stock Savings Association's capital stock to be issued upon its conversion from mutual form to stock form. The Holding Company does not maintain any physical presence in, nor conduct any business outside of the State of Connecticut.

                            State Income Tax Opinion

               DISCUSSION-Connecticut Corporate Business Tax (CBT)


Connecticut Corporate Business Tax is imposed on every mutual savings bank, savings and loan association and every other company carrying on, or having the right to carry on, business in this state, including a dissolved corporation which continues to conduct business under Connecticut General Statute (CGS)
(S)12-214(a)(1). Certain entities are specifically excluded from the tax but neither the Stock Savings Association nor MHC and the Holding Company are exempt from CBT taxation under the exceptions noted in CGS (S)12-214(a)(2).


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Every corporation has to separately compute its tax liability under the regular corporation business tax (net income tax) and an additional tax (capital stock tax) and pay the larger of the two. The Stock Savings Association, MHC and the Holding Company are subject to the regular corporation business tax under CGS
(S)12-214(a)(1). The Stock Savings Association is exempt from the capital tax under Public Act 98-110 (S)(S)11 and 19.

The computation of Connecticut taxable income begins by starting with current year's federal taxable income before net operating loss and special deductions. CGS (S)12-213(a)(9)(A). Certain modifications are made to federal income to arrive at Connecticut taxable income.




Adjustments that will increase Connecticut taxable income include:

..    State taxes imposed on or measured by the income or profits of a corporation which are paid or accrued in the income year. CGS
     (S)12-217(a)(1)(A)(i).

..    Federally exempt interest including interest paid on federal, state and local securities, including Connecticut and its political subdivisions. CGS
     (S)12-213(a)(9)(A).

..    Income attributable to the recovery of a bad debt deducted in any prior year, unless the bad debt has already been charged to a reserve account pursuant to a provision of the Internal Revenue Code. Conn. Agencies Regs.(S)12-242-3.

..    Losses from prior years which were excluded in calculating federal taxable income CGS (S)12-213(a)(9)(A).

..    Federally deducted interest expenses and costs and expenses and costs directly or indirectly attributable to intangible incurred with respect to transactions with specified parties related to the corporation, subject to rebuttal. Public Act 98-110 (S)20.

Adjustments that will decrease Connecticut taxable income include:

..    All dividends not otherwise deducted from federal taxable income (subject to certain percentage limitations) in Connecticut General Statutes
     (S)12-217(a)(1)(D) less expenses related to dividends. CGS
     (S)12-217(a)(2)(A).

..    Capital loss deductions. CGS (S)12-217(a)(4)(B).

..    Connecticut net operating loss deduction. CGS (S)12-217(a)(4).

..    The computation of the Connecticut capital tax is computed by adding the average value of a corporation's issued and outstanding capital stock, including treasury stock at par of


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     face value, fractional shares, scrip certificates convertible into stock and amounts received on capital stock subscriptions plus the average value of its surplus and undivided profit and the average value of its surplus reserves less the average value of any deficit carried on its balance sheets and the average value of any stock it owns in private corporations, including treasury shares. CGS(S)12-219(a)(1).

                                     OPINION

Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Muldoon Murphy & Faucette LLP that for federal tax purposes no gain or loss will be recognized in the proposed conversion and reorganization the Savings Association or the Holding Companies, it is our opinion that:

1. Neither the Savings Association nor MHC and the Holding Company will recognize gain or loss for Connecticut Corporation Business Tax purposes; and

2. The Conversion will not give rise to any positive or negative tax base adjustments for Connecticut Business Tax purposes.



                   DISCUSSION-Connecticut Personal Income Tax



Muldoon Murphy & Faucette LLP, has expressed the opinion that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association on the issuance to them of withdrawable deposit accounts in the Stock Savings Association in the same dollar amount and upon the same terms as their deposit accounts in the Savings Association, and Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association will recognize no gain or loss upon their constructive receipt of shares of Stock Savings Association common stock, pursuant to the conversion, solely in exchange for their interest (i.e. liquidation and voting rights) in Savings Association.

Muldoon Murphy & Faucette LLP, has also expressed the opinion that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association upon the constructive transfer to MHC (Enfield Mutual Holding Company) of the shares of Stock Savings Association common stock they constructively receive in the conversion in exchange for mutual interest (i.e. liquidation and voting rights) in the Mutual Holding Company (MHC).

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Federal adjusted gross income is the starting point in determining Connecticut personal taxable income. CGS(S)12-701(a)(19). Certain modifications are made to federal adjusted gross income to arrive at Connecticut personal taxable income.



Adjustments that will increase Connecticut personal taxable income include:

..   Interest on federal obligations exclusive of Connecticut based interest.
    CGS(S)12-701(a)(20)(A)(i).

..   Exempt-interest dividends, exclusive of Connecticut based exempt-interest dividends.  CGS(S)12-701(a)(20)(A)(ii).

..   Other certain interest and dividend income.  CGS(S)12-701(a)(20)(A)(iii).

..   Certain lump sum distributions.  CGS(S)12-701(a)(20)(A)(iv).

..   Certain losses from the sale or other disposition of capital assets issued by various public entities created under the laws of the state of Connecticut. CGS(S)12-701(a)(20)(A)(v).

..   Income taxes imposed by Connecticut.  CGS(S)12-701(a)(20)(A)(vi).

..   Interest on indebtedness incurred or continued to purchase or carry obligations or securities the interest on which is exempt from tax under this chapter. CGS(S)12-701(a)(20)(A)(vii).

..   Certain expenses and amortizable bond premium as noted in CGS(S)12-701(a)
    (20)(A)(vii).



Adjustments that will decrease Connecticut personal taxable income include:

..   Income with respect to which taxation by any state is prohibited by federal law.  CGS(S)12-701(a)(20)(B)(i).

..   Certain exempt dividends paid by a regulated investment company.  CGS(S)
    12-701(a)(20)(B)(ii).

..   The amount of any refund or credit for overpayment of income taxes imposed by Connecticut of any other state of the United States or political subdivision thereof, or the District of Columbia or any province of Canada, to the extent properly includable in gross income for federal purpose. CGS
    (S)12-701(a)(20)(B)(iii).

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..    Any Tier 1 railroad retirement benefits to the extent properly includable in federal gross income. CGS(S)12-701(a)(20)(B)(iv).

..    With respect to a natural person who is a shareholder of an S corporation, the individuals pro rata share of such corporation's non-separately stated items of income. CGS(S)12-701(a)(20)(B)(v).

..    Interest income derived from Connecticut obligations.  CGS(S)12-701(a)(20)
     (B)(vi).

..    Gain from sale or exchange of Connecticut government obligations.  CGS(S)
     12-701(a)(20)(B)(vii).

..    Interest incurred to buy or carry any obligation or securities, interest income on which is exempt from federal income tax but subject to Connecticut tax. CGS(S)12-701(a)(20)(B)(viii).

..    Ordinary and necessary expenses paid or incurred during the taxable year for the production or collection of income that is exempt from federal income tax but subject to Connecticut tax. CGS(S)12-701(a)(20)(B)(ix).

..    Amounts of Social Security benefits that first became subject to federal income tax in 1993. CGS(S)12-701(a)(20)(B)(x).

..    Amount rebated to taxpayers for property tax paid on a primary residence or motor vehicle. CGS 12-701(a)(20)(B)(xi).

..    Distributions from a Connecticut-administered qualified state tuition program as defined in Internal Revenue Code section 529(b), to the extent included in federal income. CGS(S)12-701(a)(20)(B)(xii).



Eligible Account Holders and Supplemental Accounts Holders of the Savings Association will receive withdrawable deposit accounts in the Stock Savings Association plus interests in the liquidation account of MHC in exchange for their deposit accounts and their related interest in the residual equity of the Savings Association, along with nontransferable subscription rights to purchase shares of stock in the Holding Company.

As opined by Muldoon, Murphy & Faucette LLP: (1) the Conversion will receive tax-free treatment with respect to tax-free reorganizations pursuant to Section 368(a)(1)(F) of the Internal Revenue Code; (2) no gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders, if any of the Savings Association on the issuance to them of withdrawable deposit accounts in the Stock Savings Association plus interest in the liquidation account of the Mutual Holding Company in exchange for their deposit accounts in the Savings Association or to the other depositors on the issuance to them of withdrawable deposit account (Section 354(a) of the Code); and (3) the initial

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shareholders of Stock Savings Association will recognize no gain or loss upon the constructive transfer to MHC of the shares of Stock Savings Association common stock they constructively receive in the conversion in exchange for mutual interests (i.e. liquidation and voting rights) MHC. (Section 351 of the Code).

                                     OPINION

Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Muldoon Murphy & Faucette LLP, it is our opinion that for Connecticut Personal Income Tax purposes:

(1) No gain or loss will be recognized by Eligible Account Holders and Supplemental Account Holders of the Savings Association on the issuance to them of withdrawable deposit accounts in the Stock Savings Association plus interests in the liquidation account of the MHC in exchange for their deposit accounts and their related interest in the residual equity of the Savings Association, or to other depositors on the issuance of them of withdrawable deposit accounts.

(2) No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Association as initial shareholders of Stock Savings Association upon the constructive transfer to MHC of the shares Stock Savings Association common stock they constructively receive in the conversion in exchange for mutual interests (i.e. liquidation and voting rights) in MHC.

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the conversion and reorganization. Our opinions are based on the completeness and accuracy of the above-stated facts and representations. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. References to Connecticut law, regulations and pronouncements are based upon current laws as enacted and pronouncements thereunder as of the date of this memorandum. We are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, and state and local tax authorities which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

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


Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.


                                          /s/ Shatswell, MacLeod & Company, P.C.
                                          Shatswell, MacLeod & Company, P.C.

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